Exhibit 99.1

For Immediate Release

PLEXUS REPORTS RECORD Q1 REVENUES OF $287 MILLION

Initiates Q2 Guidance: Revenue of $280 to $290 Million

Re-Affirms 15% to 18% Revenue Growth Target in Fiscal 2005

NEENAH, WI, January 25, 2005 — Plexus Corp. (NASDAQ: PLXS) today reported results for its first fiscal quarter ended January 1, 2005.

Dean Foate, President and Chief Executive Officer of Plexus, commented, “We achieved record revenues of $287.5 million this quarter, up 21% compared to $238.5 million in the prior-year period. We are currently expecting revenues to remain between $280 and $290 million in the second quarter. However, based on current end-market demand and the strength of our new business pipeline, we are increasingly confident about achieving the high-end of our 15% to 18% revenue growth target for the full year.”

The Company reported net income for its first fiscal quarter of $3.0 million, equivalent to $0.07 per diluted share. The net income for the period included approximately $0.9 million (pre-tax) of restructuring and impairment costs related to previously announced actions to close facilities. Excluding these costs the Company had pro-forma net income for its first fiscal quarter of $3.8 million, or $0.09 per fully diluted share.

Plexus provides non-GAAP supplemental information — more specifically, pro-forma net income and EPS excluding restructuring and impairment costs. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.

“While we met our EPS guidance for the first quarter,” Foate continued, “Profits in the quarter were adversely affected by $0.9 million of net inventory adjustments. These adjustments were necessitated because our internal controls detected the loss of high-value parts in our Mexico facility; this loss was attributable to theft and to non-compliance with the Company’s inventory control procedures. Measures have been taken to improve security and strengthen inventory controls at this site. As expected, our Q1 earnings were impacted by the previously announced start-up costs for our new facility in Penang, Malaysia, as well as transition costs related to the closure of our Bothell, WA facility. As these start-up and transition costs will continue into the second quarter, we are currently projecting second quarter EPS, excluding any restructuring charges, of $0.09 to $0.11.”

Gordon Bitter, Chief Financial Officer, added, “Our primary objective for fiscal 2005 remains to enhance our profitability with an intense focus on improving Return on Capital Employed (ROCE). We achieved a modest reduction on our cash cycle in the first quarter, driven by a 5-day improvement in accounts payable and 1-day improvement in accounts receivable, which was offset by a 5-day increase in inventories as we prepared for increased demand from a key customer in our fiscal second quarter. We continue to target a 10-day reduction in our cash cycle this fiscal year.”

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“The $0.9 million restructuring charge during the quarter was primarily related to the closure of the Bothell, WA site and adjustment to the impairment of our San Diego facility, as we were successful in executing a long-term sub-lease for that facility,” Bitter continued.

“We currently expect our overall tax rate for fiscal 2005 to be between 5% and 8%. In addition, it is worth noting that Malaysia recently extended our tax holiday in that country for an additional 10 years,” concluded Bitter.

REVISED SECTOR BREAKOUT
Effective fiscal 2005, Plexus will report revenues based on the sector breakout set in the table below. These sectors better reflect the Company’s sales and marketing focus.

For a three-year historical comparison of quarterly revenue by industry according to the new sector breakout and the previous sector breakout, please refer to the Investor section of our website at www.plexus.com/investors.

Industry	Q1 - Fiscal 2005	Q4 - Fiscal 2004
Wireline / Networking	39%	33%
Wireless Infrastructure	11%	12%
Medical	31%	33%
Industrial / Commercial	14%	16%
Defense / Security / Aerospace	5%	6%

Fiscal Q1 Highlights

•	Top 10 customers comprised 60% of sales during the quarter, up from 55% in the previous quarter.

•	Juniper Networks, with 20% of sales and GE with 11% of sales, were the only two customers representing 10% or more of sales for the quarter.

•	Cash flow used in operations was approximately $4.5 million for the quarter.

•	Inventory increased sequentially from the fourth quarter of 2004 by approximately $25.3 million to $198.8 million, while annualized ending inventory turns decreased to 5.3 turns this quarter from 5.8 turns at the end of fiscal 2004.

•	Annualized days in inventory are 68 days, up 5 days compared to the previous quarter.

•	Annualized days sales outstanding are 49 days, down 1 day compared to the previous quarter.

•	Annualized days in accounts payable are 42 days, up 5 days compared to the previous quarter.

•	Annualized cash cycle is 75 days, down 1 day compared to the previous quarter.

Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q1 Earnings Conference Call
When:	Wednesday, January 26th, 2005 at 8:30 a.m. Eastern
Where:	877-234-1973 or 973-935-8412 with conference ID: Plexus
http://ir.plexus.com/
Replay:	The call will be archived until February 02, 2005 at
http://ir.plexus.com/
or via telephone replay at 877-519-4471 or 973-341-3080
PIN: 5578617

For further information, please contact:

Kristian Talvitie, Director of Strategic Marketing and Communications
920-969-6160 or email at kristian.talvitie@plexus.com

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About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) participates in the Electronics Manufacturing Services (EMS) industry providing product design, test, manufacturing, and fulfillment and aftermarket solutions to branded product companies in the wireline/networking, wireless infrastructure, medical, industrial / commercial, and defense / security / aerospace industries.

The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.

Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts) are forward-looking statements that involve risks and uncertainties, including, but not limited the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the new Malaysia facility; the adequacy of restructuring and similar charges as compared to actual expenses, and possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.

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PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	January 1,	December 31,
	2005*	2003
	(unaudited)
Net sales	$287,480	$238,464
Cost of sales	265,185	218,837

Gross profit	22,295	19,627

Operating expenses:
Selling & administrative expenses	18,074	16,356
Restructuring and impairment costs	884	—

	18,958	16,356

Operating income	3,337	3,271

Other income (expense):
Interest expense	(871)	(663)
Miscellaneous	819	516

Income before income taxes	3,285	3,124

Income tax expense	263	625

Net income	$3,022	$2,499

Earnings per share:
Basic	$0.07	$0.06

Diluted	$0.07	$0.06

Weighted average shares outstanding:
Basic	43,191	42,651

Diluted	43,753	43,738

*	Beginning in fiscal 2005, the Company changed to “4:4:5” fiscal quarter with each fiscal quarter consisting of three fiscal months that have 4, 4 and 5 weeks respectively.

NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended
	January 1,	December 31,
	2005	2003
	(unaudited)
Net income — GAAP	$3,022	$2,499

Add income tax expense	263	625

Income before income taxes — GAAP	3,285	3,124

Add: Restructuring and impairment costs*	884	—

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	4,169	3,124

Income tax expense — Non-GAAP	334	625

Net income — Non-GAAP	$3,835	$2,499

Earnings per share — Non-GAAP:
Basic	$0.09	$0.06

Diluted	$0.09	$0.06

Weighted average shares outstanding:
Basic	43,191	42,651

Diluted	43,753	43,738

Summary of restructuring and impairment costs*

Restructuring and impairment costs:
Severance costs	$732	$—
Lease exit costs and other	28	—
Adjustment to asset impairment arising from a sublease of the San Diego facility	432	—
Adjustment to lease exit costs arising from a sublease of the Seattle facility	(308)	—

Total restructuring and impairment costs	$884	$—

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PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	January 1,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,614	$40,924
Short-term investments	—	4,005
Accounts receivable	153,499	148,301
Inventories	198,809	173,518
Deferred income taxes	655	1,727
Prepaid expenses and other	8,885	5,972

Total current assets	405,462	374,447

Property, plant and equipment, net	128,044	129,586
Goodwill, net	35,601	34,179
Deferred income taxes	1,223	—
Other	8,103	7,496

Total assets	$578,433	$545,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,744	$811
Accounts payable	123,308	100,588
Customer deposits	13,872	11,952
Accrued liabilities:
Salaries and wages	20,475	26,050
Other	18,120	19,686

Total current liabilities	178,519	159,087

Long-term debt and capital lease obligations	29,912	23,160
Other liabilities	11,183	12,048

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 43,199 and 43,184 shares issued and outstanding, respectively	432	432
Additional paid-in-capital	268,013	267,925
Retained earnings	74,282	71,260
Accumulated other comprehensive income	16,092	11,796

Total shareholders’ equity	358,819	351,413

Total liabilities and shareholders’ equity	$578,433	$545,708